EXHIBIT 23.1


[LOGO] Webb & Company, P.A.
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       Certified Public Accountants



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69340) pertaining to the 2000 Non-Employee Directors' Stock Plan and Compensatory Plan with Oscar Otero of Puradyn Filter Technologies Incorporated and the Registration Statement (Form S-8 No. 333-47312) pertaining to the 1999 Stock Option Plan of Puradyn Filter Technologies Incorporated, as amended, of our report dated March 23, 2007, with respect to the consolidated financial statements for the year ended December 31, 2006 of Puradyn Filter Technologies Incorporated included in the Annual Report (Form 10-KSB) for the year ended December 31, 2006.




/s/ Webb & Company, P.A.

WEBB & COMPANY, P.A.
Certified Public Accountants

April 2, 2007